Exhibit 5.11

Our Ref: RMS/CL/CH259/6

28 March 2012

CHC Helicopter S.A.

4740 Agar Drive

Richmond, BC

V7B 1A3

Canada

Dear Sirs,

We have acted as counsel to CHC Leasing (Ireland) Limited (the “Irish Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by CHC Helicopter S.A. (the “Issuer”), the Irish Guarantor and the guarantors (together, the “Guarantors”) each party to the Indenture, dated 4 October 2010 (the “Indenture”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issue by the Issuer of US$1,100,000,000 aggregate principal amount of 9.250 per cent. Senior Secured Notes due 2020 (the “Notes”) and the issue by the Guarantors of guarantees (the “Guarantees” including the guarantee provided by the Irish Guarantor, being the “Irish Guarantee”) with respect to the Notes. We have examined the Registration Statement and the Indenture, which has been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures of the Irish Guarantor, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

For the purposes of this opinion we have examined the following documents (collectively known as the “Documents”):

(a)	a copy of the Registration Statement;

(b)	the Indenture;

(c)	a registration rights agreement dated 4 October 2010 between, inter alios, the Irish Guarantor, the Issuer and Morgan Stanley & Co. Incorporated (the “Registration Rights Agreement”);

(d)	the Irish Guarantor’s Certificate of Incorporation;

(e)	the Irish Guarantor’s Memorandum and Articles of Association;

(f)	resolutions of the directors of the Irish Guarantor dated 21 September 2010 and 30 September 2010 authorising the issue of the Notes and the entry into, inter alia, the Registration Rights Agreement and the Indenture and matters arising therefrom; and

(g)	resolutions of the single shareholder of the Irish Guarantor dated 30 September 2010 authorising the Irish Guarantor’s participation in the Documents and matters arising therefrom.

For the purpose of giving this opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not been instructed to verify independently any assumption:

1.	the completeness and authenticity of all documents submitted to us as originals or copies of originals, and (in the case of copies) conformity to the originals of copy documents, and the genuineness of all signatories, stamps and seals thereon;

2.	that where we have been furnished with signature pages of Documents only, the Documents were duly executed in the form last reviewed by us;

3.	that, the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof;

4.	the absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the parties to the documents and their respective officers, employees, agents and (with the exception of Arthur Cox) advisers;

5.	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents, at the time they were made and at all other times thereafter;

6.	that the Documents will be executed in a form and content having no material difference to the drafts provided to us; will be delivered by the parties thereto and not be subject to any escrow arrangements and the terms thereof will be observed and performed by the parties thereto and the final version of each Document has been presented to each of the parties thereto for signature;

7.	that the Documents are all the documents relating to the subject matter of the Registration Statement and that there are no agreements or arrangements of any sort in existence between the parties to the Documents (other than the Irish Guarantor) which in any way amend or vary the terms of the Documents or in any way bear upon or are inconsistent with the opinions stated herein. In particular, we express no opinion on any documents that the Documents contemplate that the Irish Guarantor will enter into in the future;

8.	that the parties (other than the Irish Guarantor) and their respective signatories have the appropriate power and authority to execute the Documents, to perform their respective obligations thereunder and to render the Documents and all obligations thereunder legal, valid, binding and enforceable on them;

9.	the execution, delivery and performance of the Documents (i) does not and will not contravene the laws of any jurisdiction outside Ireland and (ii) does not and will not result in any breach of any agreement, instrument or obligation to which any party to the Documents is a party;

10.	that all relevant authorisations, approvals, consents and licences required in any jurisdiction (other than in Ireland) and all formalities and requirements of the laws of any relevant jurisdiction (other than in Ireland) and of any regulatory authority therein applicable to the execution, performance, delivery, enforceability and admissibility in evidence of the Documents (i) have been made, done or obtained, as the case may be and (ii) have been and will be duly complied with (and in each case (where applicable) (a) they are in full force and effect and (b) were made, done, obtained or complied with within any applicable time period);

11.	that all of the Documents constitute legal, valid and binding obligations of the parties thereto enforceable in accordance with the laws of all jurisdictions (other than Ireland); and

12.	Our opinions set forth below are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Our opinions set forth below are subject to the following reservations:

1.	A determination or a certificate as to any matter provided for in the Documents may be held by an Irish court not to be final, conclusive or binding if such determination or certificate could be shown to have an unreasonable, incorrect or arbitrary basis or not to have been given or made in good faith.

2.	Where a party to a Document is vested with a discretion or may determine a matter in its opinion, Irish law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

3.	A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Documents have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

4.	The effectiveness of the provisions in the Documents excusing a party from a liability or duty otherwise owed are limited by Irish law, particularly in relation to “fundamental breaches” of the contract.

5.	We express no opinion as to any obligation which any of the Documents may purport to establish in favour of any person who is not a party to the relevant Document.

6.	Any provision of a Document which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party to the Documents or any other person may be ineffective.

7.	To the extent that any matter is expressly to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty.

8.	Where a party to an agreement is a party to that agreement in more than one capacity, that party may not be able to enforce obligations owed by it to itself by reason of the doctrine of merger.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(a) The Irish Guarantor is a private limited company and is duly incorporated and validly existing under the laws of Ireland.

(b) The Irish Guarantor has all necessary corporate power and authority, under its Memorandum and Articles of Association, to execute and deliver the Irish Guarantee and the Indenture (together the “Note Documents”) and to perform its obligations thereunder in accordance with the terms of the Note Documents.

(c) All necessary corporate action required on the part of the Irish Guarantor to authorise the execution and delivery of the Note Documents and the performance by the Irish Guarantor of its obligations under the Note Documents has been duly taken. The Note Documents, have been duly executed and, if applicable, delivered by the Irish Guarantor.

(d) The entry into and the performance by the Irish Guarantor of its obligations under the Note Documents does not and will not violate any existing law or regulation of Ireland or the Memorandum and Articles of Association.

(e) The Note Documents which are expressed to be governed by the laws of the State of New York are, as a matter of Irish law, in the proper form for enforcement before the Irish Courts.

(f) No consent, authorisation, licence or approval from any Irish Governmental or public body or public authority and no registration, filing or recording of any of the Note Documents or any instrument relating thereto (including the Notes) in any Irish public office, governmental authority or regulatory body is necessary under the laws of Ireland to ensure the validity and enforceability of the Note Documents against the Irish Guarantor.

We do not express any opinion herein concerning any law other than the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland.

We hereby consent to the filing of this opinion letter as Exhibit 5.11 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

We understand and agree that Sheppard, Mullin, Richter & Hampton LLP, counsel to CHC Helicopter S.A., may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Yours faithfully

/s/ Arthur Cox
ARTHUR COX